As filed with the Securities and Exchange Commission on January 31, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iCAD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	02-0377419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

98 Spit Brook Road, Suite 100

Nashua, NH 03062

(603) 882-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Klein

Chief Executive Officer

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, NH 03062

(603) 882-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey A. Baumel, Esq.

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 768-6700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	3,366,307	$5.55	$18,683,004	$2,265

(1)

We are registering 3,366,307 shares of our common stock, par value $.01 per share, of which: (i) 1,742,500 shares are issuable upon conversion of $6,970,000 of Debentures, issued in connection with a private placement to various institutional and accredited investors completed on December 20, 2018; (ii) 261,375 additional shares of common stock issuable upon conversion of the Debentures resulting from interest payable on the Debentures if held to maturity and (iii) 1,362,432 additional shares issuable in connection with anti-dilution provisions of the Debentures of which (A) 16,566 shares are allocated to insiders based on a floor conversion price of $3.64 and (B) the remaining 1,345,866 are allocated among the other purchasers on a pro-rata basis. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities registered hereunder. Separate consideration may or may not be received for securities that are issued upon the conversion or exercise of, or in exchange for, other securities or that are issued in units or represented by subscription rights. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies. Securities registered hereby may be sold separately or in combination with other securities registered hereby.

(2)

Represents the higher of: (i) the exercise prices of the convertible security and (ii) the offering price of securities of the same class as the common stock underlying the convertible security calculated in accordance with Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2019

PROSPECTUS

3,366,307 Shares

Common Stock

This prospectus relates to 3,366,307 shares of our common stock which may be sold from time to time by the selling stockholders, including their transferees, pledgees or donees or their successors. The shares being sold hereunder are issuable by us upon conversion of those certain 5% convertible debentures issued by us in a private placement in December 2018 (the “Debentures”). We will not receive any proceeds from these sales.

The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section “Plan of Distribution” beginning on page 13. We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered under this prospectus. Our common stock is quoted on the Nasdaq Capital Market under the symbol “ICAD.” On January 29, 2019, the last reported sale price for the common stock on the Nasdaq Capital Market was $5.58 per share.

Our corporate offices are located at 98 Spit Brook Road, Suite 100, Nashua, NH 03062. Our telephone number at that location is (603) 882-5200.

Investment in the securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January     , 2019.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors”, and the information incorporated by reference into this prospectus, before making an investment decision.

Overview

iCAD delivers innovative cancer detection and radiation therapy solutions and services that enable clinicians to find and treat cancers earlier and while enhancing patient care. iCAD offers a comprehensive range of upgradeable computer aided detection (CAD) and workflow solutions to support rapid and accurate detection of breast and colorectal cancers. iCAD’s Xoft® Axxent® Electronic Brachytherapy (eBx®) System®, or Xoft eBx system, is a painless, non-invasive technology that delivers high dose rate, low energy radiation, which targets cancer while minimizing exposure to surrounding healthy tissue. The Xoft System is FDA cleared and CE marked for use anywhere in the body, including treatment of non-melanoma skin cancer, early-stage breast cancer and gynecological cancers. The comprehensive iCAD technology platforms include advanced hardware and software as well as management services designed to support cancer detection and radiation therapy treatments.

iCAD has grown primarily through acquisitions including CADx, Qualia Computing, CAD Sciences, Xoft, DermEbx, Radion and VuComp. The Radion/DermEbx acquisition extended iCAD’s position as a larger player in the oncology market, including the components that enable dermatologists and radiation oncologists to develop, launch and manage their electronic brachytherapy programs for the treatment of non-melanoma skin cancer, or NMSC. The VuComp acquisition included an extensive library of related clinical data which we use for cancer detection research and patents, as well as key personnel and expanded our customer base.

In the detection segment, our industry-leading solutions include advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing the most prevalent cancers earlier, a comprehensive range of high-performance, upgradeable CAD systems and workflow solutions for mammography, and computed tomography (CT).

iCAD intends to continue the extension of its image analysis and clinical decision support solutions for mammography and CT imaging. ICAD believes that advances in digital imaging techniques, such as 3D mammography, should bolster its efforts to develop additional commercially viable CAD/advanced image analysis and workflow products.

In the Therapy segment, iCAD offers an isotope-free cancer treatment platform technology. The Xoft eBx system can be used for the treatment of early-stage breast cancer, endometrial cancer, cervical cancer and skin cancer. We believe the Xoft eBx system platform indications represent strategic opportunities in the United States and international markets to offer differentiated treatment alternatives. In addition, the Xoft eBx system generates additional recurring revenue for the sale of consumables and related accessories.

On January 4, 2018, iCAD adopted a plan to discontinue offering radiation therapy professional services to practices that provide iCAD’s electronic brachytherapy solution for the treatment of NMSC under the subscription service model within the therapy segment. As a result, iCAD no longer offers the subscription service model to customers. iCAD continues to offer its capital sales model for both skin cancer treatment and Intraoperative radiation therapy, which provides a brachytherapy system and related source and service agreements. The discontinuance of the subscription service model reduced radiation therapy professional services delivery costs, decreased cash burn, and re-focused iCAD on the higher margin capital product and service offerings.

In May 2018, iCAD submitted Version 2.0 of its PowerLook Tomo Detection product for FDA approval.

Corporate Information

Our principal executive offices are located at 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062. Our telephone number is (603) 882-5200 and our website address is www.icadmed.com. We have included our website address in this prospectus as an inactive textual reference only.

THE OFFERING

Company:	ICAD, Inc.

Securities Offered:	3,366,307 shares of common stock(1).

Proceeds:	We will not receive any proceeds from the sale of the Common Stock sold by the selling stockholders hereunder.

Risk Factors:	See the section titled “Risk Factors” below.

Nasdaq Capital Markets symbol:	“ICAD”

(1)  Includes: (i) 1,742,500 shares issuable upon conversion of $6,970,000 of Debentures, issued in connection with a private placement to various institutional and accredited investors completed on December 20, 2018; (ii) 261,375 additional shares of common stock issuable upon conversion of the Debentures resulting from interest payable on the Debentures if held to maturity and (iii) 1,362,432 additional shares issuable in connection with anti-dilution provisions of the Debentures of which (A) 16,566 shares are allocated to insiders based on a floor conversion price of $3.64 and (B) the remaining 1,345,866 are allocated among the other purchasers on a pro-rata basis.

SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below has been derived from the financial statements of iCAD, Inc., a Delaware corporation for periods presented and should be read in conjunction with the financial statements and the notes thereto incorporated by reference in this prospectus and in the information set forth in the section titled “management’s discussion and analysis of financial condition and results of operations.”

(In thousands, except for per share data)

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
Total Revenue	18,667	20,200	$28,102	$26,338
Gross margin	14,020	13,835	18,176	18,518
Gross margin %	75.1%	68.5%	64.7%	70.3%
Total operating expenses	19,356	22,836	32,344	28,488
Income (loss) from operations	(5,336)	(10,001)	(14,168)	(9,970)
Other (expense) income, net	(294)	(48)	(106)	(53)
Net loss	(5,673)	(10,021)	$(14,256)	$(10,099)
Net income (loss) per share
Basic	(0.34)	(0.62)	$(0.87)	$(0.63)
Diluted	(0.34)	(0.62)	$(0.87)	$(0.63)
Weighted average shares outstanding
Basic	16,652	16,291	16,343	15,932
Diluted	16,652	16,291	16,343	15,932

Selected Balance Sheet Data

	September 30,		Year Ended December 31,
	2018	2017	2017	2016
Cash and cash equivalents	6,810	11,261	$9,387	$8,585
Total current assets	16,166	22,739	21,209	19,933
Total assets	26,651	35,947	32,131	38,651
Total current liabilities	11,625	11,631	12,070	12,855
Long term deferred revenue	376	525	506	668
Notes and lease payable, long term	4,829	5,642	5,146	—
Stockholders’ equity	9,768	17,997	$14,276	$25,038

RISK FACTORS

Investing in our securities involves significant risks. You should carefully consider the risk factors set forth in the documents and reports filed by us with the Securities and Exchange Commission (“SEC”) and incorporated by reference into this prospectus, as well as any risks set forth below and any risks described or incorporated by reference in any applicable prospectus supplement before deciding whether to buy our securities. Additional risks and uncertainties not presently known to us or that we believe are immaterial may also significantly impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected, and you could lose all or part of your investment in offered securities.

Risks Related to Our Recent Private Placement of 5% Convertible Debentures

Your investment may be significantly diluted by the conversion of our Debentures.

A substantial number of shares of our common stock are, or could, be issued upon conversion of our Debentures. Sales of substantial amounts of our shares of common stock in the public market, or the possibility of these sales, may adversely affect our stock price. As of January 29, 2019, 3,366,307 shares of our common stock were reserved for issuance upon conversion of the $6,970,000 principal amount of outstanding Debentures (including shares issuable in respect of 5% interest payable if the Debentures are held until maturity, the Make Whole Amount (as defined in the paragraph below) and shares issuable in respect of anti-dilution provisions included in the Debentures). If issued, the shares underlying our Debentures would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing stockholders.

We could be required to make substantial cash payments to our Debenture holders upon a “Forced Conversion” described below.

The Debentures allow to us to force conversion (“Forced Conversion”) of such debentures if at any time after issuance the VWAP (as defined in the Debentures) for each of any 30 consecutive Trading Days exceeds $8.00. Should we require a Forced Conversion, the terms of the Debentures require us to pay Debenture holders a “Make Whole Amount” equal to the amount of interest that, but for our exercise of our forced conversion right has accrued and not been paid and would have accrued with respect to the principal amount being converted. This could require an aggregate payment (in the most extreme scenario) of a payment equal to $1,045,500; provided, however, that for our insiders in no event shall the Make Whole Amount exceed an amount that would cause the effective conversion price of the Debenture to, after taking into account the payment of such Make Whole Amount, be less than the closing bid price of the Common Stock on the Nasdaq Capital Market immediately prior to the date of the Purchase Agreement ($3.64).

Adjustments to the conversion price for our Debentures issued to the Selling Stockholders will further dilute the ownership interests of our existing stockholders.

Our Debentures are convertible at any time after issuance, in whole or in part, at the holder’s option, into shares of common stock at a fixed conversion price equal to $4.00 per share. The fixed conversion price contains “full-ratchet” anti-dilution adjustments for future issuances of our securities; provided however that the reduced conversion price shall not be less than (A) for our insiders, the closing bid price immediately prior to the date of the Purchase Agreement, or $3.64 or (B) for all other purchasers, the greater of (1) $0.10 or (2) 20% of the closing bid price on the date prior to the execution of the Purchase Agreement ($0.728). The total amount of shares issuable in respect of anti-dilution provisions is 1,362,432 shares pursuant to the Issuable Maximum provisions under the Debentures (unless shareholder approval is obtained which would enable additional shares to be issued in excess of the Issuable Maximum, which approval has not been obtained as of the date of this prospectus).

Any reduction in the conversion price below the initial fixed conversion price of $4.00 will result in significant additional shares being issued upon conversion of the Debentures, including amounts converted in respect of interest or the “Make Whole Payment” in the risk factor described above, that would further dilute our existing stockholders.

All information provided herein is subject to the actual terms of the Debentures, the form of which is incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov. Our website address is https://www.icadmed.com. The information contained on or linked to our website is not part of this prospectus.

This prospectus is part of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement has been filed with the SEC and may be obtained as provided above. This prospectus omits some information contained in the registration statement or the exhibits and schedules to the registration statement in accordance with the SEC rules and regulations. For further information about us and the securities we are offering, you should review the information and exhibits in the registration statement and the additional information described under “Incorporation by Reference” below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements contained in this prospectus or any prospectus supplement about these documents are not necessarily complete and are qualified in all respects by reference to the document to which they refer. You should refer to the actual document documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

The SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus conflicts, modifies or replaces that statement.

We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in this prospectus (other than information deemed to have been furnished or not filed in accordance with the SEC rules) prior to the termination of the offering of the securities described in this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement:

•	Our Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2017 filed with the SEC on March 30, 2018 and April 27, 2018, respectively.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the SEC on May 15, 2018, August 15, 2018 and November 14, 2018, respectively.

•

Our Current Reports on Forms 8-K filed with the SEC on May 15, 2018 (excluding the information in Item 2.02 and any information pertaining to Exhibit 99.1 therein, which are not incorporated by reference herein), August 14, 2018 (excluding the information in Item 2.02 and any information pertaining to Exhibit 99.1 therein, which are not incorporated by reference herein), October 2, 2018, October 18, 2018, November 1, 2018, November 13, 2018, November 14, 208 (excluding the information in Item 2.02 and any information pertaining to Exhibit 99.1 therein, which are not incorporated by reference herein), November 20, 2018, December 17, 2018, December 27, 2018, January 11, 2019 and January 22, 2019.

•	Our Definitive Proxy Statement on Schedule 14A filed on November 20, 2018.

•	The description of our common stock contained in our Registration Statements on Form 8-A filed with the SEC and any amendments thereto.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

Attention: Chief Financial Officer

(603) 882-5200

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “believe”, “demonstrate”, “intend”, “may”, “would”, “could”, “should”, “will”, “continue”, “plan”, “expect”, “estimate”, “anticipate”, “likely”, “seek” and similar expressions identify forward-looking statements. These statements are based on assumptions and assessments made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks listed in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2017, or “Form 10-K,” which are incorporated by reference in this prospectus supplement and accompanying prospectus.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Forward-looking statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus present our views only as of the date of the applicable document containing such forward-looking statements. We do not assume any obligation, and do not intend to, update any forward-looking statement except as required by law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus. See “Selling Stockholders” for a list of those persons and entities receiving proceeds from sales of these shares. We are registering these shares to satisfy various obligations we have to the selling stockholders.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale of 3,366,307 shares of our common stock by the selling stockholders identified below. None of the selling stockholders are or have been affiliates of ours except that (i) Michael Klein, trustee of the The Klein 1999 Family Trust is our Executive Chairman and Chief Executive Officer; (ii) Stacey Stevens is our Executive Vice President, Chief Strategy and Commercial Officer and Jonathan Go is our Chief Technology Officer; (iii) Dr. Rakesh Patel and Andrew Sassine are directors and (iv) Richard Christopher is our former Chief Financial Officer and Dr. Rachel Brem is a former director.

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of them as of January 29, 2019, the number of shares which may be offered pursuant to this prospectus and the number of shares and percentage of class to be owned by each selling stockholder after this offering. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” We will not receive any proceeds from the sale of the common stock by the selling stockholders. Except as otherwise described in the first paragraph above, none of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. This information is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after this offering can be provided.

The number of shares set forth in the second column of the table represents an estimate, as of January 29, 2019, of the number of shares of common stock to be offered by the selling stockholders. The information set forth in the table assumes full conversion of the Debentures.

The information in the third column assumes the sale of shares issuable upon conversion of (i) the Debentures resulting from an interest payable on such Debentures if held until maturity and (ii) shares issuable in respect of anti-dilution provisions in the Debentures up to the Issuable Maximum provisions contained therein assuming no stockholder approval is procured to exceed such maximum (and which are not included in the selling stockholder’s beneficial ownership in the second column as of the date hereof). The aggregate additional shares based upon interest payable is 261,375 shares and is allocated amongst selling stockholders based upon their holdings of the Debentures. The aggregate additional shares in respect of anti-dilution provisions is 1,362,432 shares and is allocated among the selling stockholders as follows: (A) 16,566 shares are allocated to insiders based on a floor conversion price of $3.64 as set forth in the Debentures and (B) 1,345,866 shares are allocated to the remaining Debenture holders on a pro rata basis based on their holdings of the Debentures.

The actual number of shares of common stock issuable upon conversion of the Debentures is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time.

Pursuant to its terms, the Debentures issued are convertible to a holder only to the extent that the number of shares of common stock thereby issuable, together with the number of shares of common stock owned by the holder and its affiliates (but not including shares of common stock underlying unconverted or unexercised options, warrants or convertible securities) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table as beneficially owned by the selling stockholder before and after the offering may exceed the number of shares of common stock that it could own beneficially at any given time as a result of its ownership of the Debentures.

Except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. A person is considered the beneficial owner of securities that can be acquired within 60 days from the date of this prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

The “Shares of Common Stock Owned after Offering” column assumes the sale of all shares offered. The “Percentage of Common Stock Owned after Offering” column is based on 17,248,000 shares of common stock outstanding as of January 29, 2019.

Name of Selling stockholder	Shares of Common Stock Owned prior to Offering		Maximum Number of Shares of Common Stock to be Offered	Shares of Common Stock Owned after Offering	Percent of Common Stock Owned After Offering
Kingsbrook Opportunities Master Fund LP (1)	375,000	(2)	751,694	0	*
Wolverine Flagship Fund Trading Limited (3)	317,466	(4)	501,130	67,466	*
Verition Multi-Strategy Master Fund Ltd (5)	187,500	(6)	375,847	0	*
Invenire Partners, LP (7)	343,146	(8)	325,734	180,646	1.0%
Manatuck Hill Scout Fund, LP (9)	125,000	(10)	250,565	0	*
Aristides Fund LP (11)	109,500	(12)	219,495	0	*
Andrew Sassine	1,392,970	(13)	124,890	1,292,970	7.50%
David S. Nagelberg 2003 Revocable Trust (14)	100,000	(15)	200,452	0	*
Daybreak Investments LLC (16)	100,000	(17)	200,452	0	*
BioBrit, LLC (18)	62,500	(19)	125,282	0	*
Pennington Capital (20)	62,500	(21)	125,282	0	*
Aristides Fund QP, LP. (11)	40,500	(22)	81,183	0	*
The Klein 1999 Family Trust (23)	25,000	(24)	31,223	0	*
Jonathan Go	242,603	(25)	15,611	230,103	1.32%
Dr. Rakesh Patel	90,866	(26)	15,611	78,366	*
Dr. Rachel Brem	92,020	(27)	6,245	87,020	*
Stacey Stevens	227,240	(28)	6,245	222,240	1.28%
Richard Christopher	47,208	(29)	6,245	42,208	*
Dr. Susan Wood	11,238	(30)	3,122	8,738	*

(1)

Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment and discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(2)	Includes 375,000 shares of common stock issuable upon conversion of Debentures.
(3)

Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited (the “Fund”) and has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. Each of Robert R. Bellick and Christopher Gust, WTP, Wolverine Holdings and WAM disclaim beneficial ownership of securities held by the Fund.

(4)	Includes 250,000 shares of common stock issuable upon conversion of Debentures.
(5)

Nicholas Maounis through ownership of the managing member of Verition Fund Management LLC, investment manager of Verition Multi-Strategy Master Fund Ltd., may be deemed to have voting and investment control with respect to these securities. Verition Fund Management LLC, its managing member and Mr. Maounis disclaim beneficial ownership of these securities, except to the extent of their pecuniary interest therein.
(6)	Includes 187,500 shares of common stock issuable upon conversion of Debentures.
(7)

Chad M. Nelson is the Managing Partner of Invenire Partners, LP with sole voting and investment control over the securities beneficially owned by Invenire Partners, LP. Mr. Nelson may be deemed to share beneficial ownership of the securities beneficially owned by Invenire Partners, LP.

(8)	Includes 162,500 shares of common stock issuable upon conversion of Debentures.
(9)

Mark Broach is the natural person with sole voting and investment control over the securities beneficially owned by Manatuck Hill Scout Fund LP. Mr. Broach may be deemed to share beneficial ownership of the securities beneficially owned by Manatuck Hill Scout Fund LP.

(10)	Includes 125,000 shares of common stock issuable upon conversion of Debentures.
(11)

Aristides Capital LLC (“Aristides GP”) serves as the general partner of Aristides Fund LP (“Aristides”) and Aristides Fund QP LP (“Aristides QP”) and may be deemed to share beneficial ownership of the shares beneficially owned by Aristides and Aristides QP by reason of shared power to vote and dispose of the sharse beneficially owned by Aristides and Aristides QP. Christopher M. Brown is the managing member of Aristides GP and as a result may be considered beneficial owner of any securities deemed beneficially owned by Aristides, Aristides QP and Aristides GP. The ownership information for Artistedes does not include the ownership information for Aristides QP and Aristides disclaims beneficial ownership of securities held by Aristides QP. The ownership information for Aristides QP does not include the ownership information for Aristides and Aristides QP disclaims beneficial ownership for securities held by Artistedes. Each of Aristides, Artistedes QP, Aristides GP and Mr. Brown disclaim beneficial ownership of these securities.

(12)	Includes 109,500 shares of common stock issuable upon conversion of Debentures.
(13)	Includes (i) 100,000 shares of common stock issuable upon conversion of Debentures and (ii) 27,415 shares subject to presently exercisable options.
(14)

David S. Nagelberg is the trustee of the David S. Nagelberg 2003 Revocable Trust with sole voting and investment control over the securities beneficially owned by David S. Nagelberg 2003 Revocable Trust. Mr. Nagelberg may be deemed to share beneficial ownership of the securities beneficially owned by David S. Nagelberg 2003 Revocable Trust.

(15)	Includes 100,000 shares of common stock issuable upon conversion of Debentures.
(16)

Nathaniel Dalton and Amy G. Dalton are the Managers of Daybreak Investments LLC with shared voting and investment control over the securities beneficially owned by Daybreak Investments LLC. Nathaniel Dalton and Amy G. Dalton may be deemed to share beneficial ownership of the securities beneficially owned by Daybreak Investments LLC.

(17)	Includes 100,000 shares of common stock issuable upon conversion of Debentures.
(18)

Daniel M. Bradbury is the Managing Member of BioBrit, LLC with sole voting and investment control over the securities beneficially owned by BioBrit, LLC. Mr. Bradbury may be deemed to share beneficial ownership of the securities beneficially owned by BioBrit, LLC.

(19)	Includes 62,500 shares of common stock issuable upon conversion of Debentures.
(20)

Robert J. Evans is the Managing Partner of Pennington Capital with sole voting and investment control over the securities beneficially owned by Pennington Capital. Mr. Evans may be deemed to share beneficial ownership of the securities beneficially owned by Pennington Capital.

(21)	Includes 62,500 shares of common stock issuable upon conversion of Debentures.
(22)	Includes 62,500 shares of common stock issuable upon conversion of Debentures.
(23)

Michael Klein is the trustee of The Klein 1999 Family Trust with sole voting and investment control over the securities beneficially owned by The Klein 1999 Family Trust. Mr. Klein may be deemed to share beneficial ownership of the securities beneficially owned by The Klein 1999 Family Trust. Mr. Klein disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(24)	Includes 25,000 shares of common stock issuable upon conversion of Debentures.
(25)	Includes (i) 12,500 shares of common stock issuable upon conversion of Debentures and (ii) 137,500 shares subject to presently exercisable options.

(26)	Includes (i) 12,500 shares of common stock issuable upon conversion of Debentures and (ii) 29,315 shares subject to presently exercisable options.
(27)	Includes (i) 5,000 shares of common stock issuable upon conversion of Debentures and (ii) 61,439 shares subject to presently exercisable options.
(28)	Includes (i) 5,000 shares of common stock issuable upon conversion of Debentures and (ii) 101,667 shares subject to presently exercisable options.
(29)	Includes 5,000 shares of common stock issuable upon conversion of Debentures.
(30)	Includes (i) 2,500 shares of common stock issuable upon conversion of Debentures and (ii) 8,738 subject to presently exercisable options.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

VALIDITY OF SECURITIES

The validity of any securities offered from time to time by this prospectus and any related prospectus supplement will be passed upon for us by Dentons US LLP. If legal matters in connection with offerings made pursuant to this prospectus and any related prospectus supplement are passed upon by counsel to underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The financial statements of iCAD, Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate (except in the case of SEC registration fees) of the costs and expenses, other than the underwriting discounts and commissions, to be incurred in connection with the issuance and distribution of the securities being registered. All costs and expenses set forth below shall be borne by iCAD, Inc. (the “Company”).

Item	Amount to be Paid
SEC registration fees	$2,265
Legal fees and expenses	$25,000	(1)
Accounting fees and expenses	$5,000	(1)
FINRA filing fee	$5,000	(1)
Printing fees	$5,000	(1)
Transfer Agent, Registrar, Trustee and Depositary fees	$5,000	(1)
Miscellaneous	$5,000	(1)

Total	$52,265	(1)

(1)	These fees are calculated based on the number of issuances and/or amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s certificate of incorporation, as amended, eliminates, to the fullest extent permitted by the DGCL, a director’s personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, the registrant’s by-laws provide that the registrant will indemnify its officers and directors to the full extent permitted by the laws of the State of Delaware and the employment agreements with the registrant’s executive officers and indemnification agreements between the registrant and its directors and certain of its officers provide that the registrant will indemnify them to the full extent provided by the General Corporation Law of the State of Delaware.

The Company maintains directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to iCAD and its stockholders.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits.

A list of exhibits filed with this registration statement on Form S-3 is set forth in the Exhibit Index below and is incorporated into this Item 16 by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation as amended through June 16, 2015 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2015).

3.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3(b) to the Company’s Report on Form 10-K for the year ended December 31, 2007).

4.1	Form of Debenture (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 8-K filed on December 27, 2018).

5.1	Opinion of Dentons US LLP.

10.1	Form of Securities Purchase Agreement by and among the Company and the Investors (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K filed on December 27, 2018).

10.2	Form of Subsidiary Guarantee (incorporated by reference to Exhibit 10.2 to the Company’s Report on Form 8-K filed on December 27, 2018).

10.3	Form of Registration Rights Agreement by and among the Company and the Investors (incorporated by reference to Exhibit 10.3 to the Company’s Report on Form 8-K filed on December 27, 2018).

23.1	Consent of BDO USA, LLP.

23.2	Consent of Dentons US LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire, on the 31st day of January, 2019.

iCAD, Inc.

By:	/s/ Michael Klein
Name:	Michael Klein
Title:	Chief Executive Officer

Power of Attorney

Each person whose signature appears below constitutes and appoints and hereby authorizes each of Michael Klein and R. Scott Areglado, and each of them individually, as such person’s true and lawful attorney-in-fact, with full power of substitution or resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael Klein Michael Klein	Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2019

/s/ R. Scott Areglado R. Scott Areglado	Interim Chief Financial Officer, Vice President and Corporate Controller (Principal Financial and Accounting Officer)	January 31, 2019

/s/ Rakesh Patel Dr. Rakesh Patel	Director	January 31, 2019

/s/ Andrew Sassine Andrew Sassine	Director	January 31, 2019

/s/ Susan Wood Dr. Susan Wood	Director	January 31, 2019

S-1